Exhibit 99.1
LANDAMERICA FINANCIAL GROUP, INC.

        THIRD QUARTER 2007 EARNINGS CALL TRANSCRIPT

        October 31, 2007

LANDAMERICA PARTICIPANTS:

Theodore L. Chandler, Chairman & Chief Executive Officer
G. William Evans, Executive Vice President & Chief Financial Officer
Bob Sullivan, Senior Vice President, Investor Relations & Capital Markets

SPEAKER:  Operator

Greetings ladies and gentlemen and welcome to the LandAmerica Financial Group third quarter 2007 results conference call.  At this time all participants are in a listen only mode.  A question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Bob Sullivan, Senior Vice President Investor Relations for LandAmerica Financial Group.  Thank you Mr. Bob Sullivan.  Sir, you may begin.

SPEAKER:  Bob Sullivan, Senior Vice President – Investor Relations & Capital Markets

Good morning LaTonya and welcome to LandAmerica’s conference call to review third quarter 2007 results.  Joining me today are Chairman and Chief Executive Officer, Ted Chandler, and Chief Financial Officer, Bill Evans.  Ted will open our call with an overview of third quarter results and then turn it over to Bill for more detail.  Following that, we will open the call for your questions.

The company cautions listeners that any statements made regarding the company's future financial condition, results of operations and business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For a description of such risks and uncertainties, see the company's Annual Report on Form 10-K for the year ended December 31, 2006, and other reports from time-to-time filed with or furnished to the Securities and Exchange Commission. The company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The company disclaims any duty to update any forward-looking statements made on this call.

Now, I’d like to turn the call over to Ted Chandler.

SPEAKER: Theodore L. Chandler, Chairman & Chief Executive Officer

Good morning, and thank you for joining us.

        LANDAMERICA FINANCIAL GROUP, INC.

        THIRD QUARTER 2007 EARNINGS CALL TRANSCRIPT

        October 31, 2007

Let’s start by looking at the overall operating environment to set the context for our third quarter performance.  In our industry, 2007 will be known as the year when summer never came.  Traditionally, spring and summer are at the time of year when we see an up-tick in the residential market.  Instead, in third quarter 2007 total residential mortgage originations, as estimated by the Mortgage Bankers Association, decreased by approximately $147 billion, or 21 percent, from the comparable period in 2006.

Purchase mortgage originations, which generate higher title fees per order compared to refinance transactions, decreased approximately 17 percent in the third quarter 2007 from the comparable period in 2006. Refinancings were down 26 percent over the same time period.

In particular, the industry is experiencing significant weakness in the western states of California, Nevada and Arizona, where our residential operations are heavily concentrated.  Moody’s reports that total mortgage originations in these states are down a collective 30 percent from third quarter 2006.

In this very tough environment, our consolidated revenue in third quarter 2007 was $907 million, with a net loss of $(20.8) million, or a loss of $(1.28) per diluted share.

This compares with $992 million of consolidated revenue and net income of $15.2 million, or $0.89 per diluted share, in third quarter 2006.

Our commercial operations delivered another strong performance in the quarter.  Direct revenue from title and non-title commercial operations was $126.5 million, an increase of 24.8 percent in third quarter 2007 over third quarter 2006.

This performance reflects our superior service and expertise, especially in closing highly sophisticated transactions, as well as a generally healthy overall economy, which drives commercial real estate activity.  Although quarter-over-quarter commercial results have been strong for a number of quarters, these growth rates are not likely sustainable.

In this extraordinarily difficult operating environment, we are being aggressive in our actions to reduce costs.  First, our seasoned operators are urgently managing through the cyclical downturn by significantly reducing full time equivalents, or FTEs, and consolidating offices.  Second, we are making transformative changes to our cost structure through our fusion initiatives.

In August 2007, we announced planned reductions of 1,100 FTEs during second half 2007 in the residential and lender services groups and related functions.  During the third quarter of 2007, we were ahead of that plan with FTE counts reduced by 1,200 FTEs in those two channels.  During the first three quarters of 2007, we have eliminated 1,900 FTEs, or 20.6 percent of the FTEs in those functions as of the beginning of the year.  On average each FTE reduction is currently producing cost savings of approximately $73,000.  In October, we have reduced an additional 500 FTEs with more reductions ongoing.

        LANDAMERICA FINANCIAL GROUP, INC.

        THIRD QUARTER 2007 EARNINGS CALL TRANSCRIPT

        October 31, 2007

We reduced the number of offices during the quarter by approximately 70.  During the first three quarters of 2007 we consolidated approximately 125, or about 13 percent of our open offices at the beginning of the year.  The annualized rental expense savings from the office consolidations is approximately $10.5 million.

As part of our transformation to a unified operating company, we are also engaged in a number of fusion initiatives to maximize our operating efficiency and thereby improve return on equity.  Under Production Fusion, we have consolidated 25 production centers this quarter.  During the first three quarters of 2007, we have consolidated 35 production centers with annualized rental expense savings of $1.8 million.

Technology Fusion is our company-wide technology initiative to reduce the complexity and costs of over 300 operating systems to a substantially reduced number of applications when completely phased in during 2009.  As of September 30, 2007, we have realized $7 million of the $35 million in projected annualized cost savings.

A major factor affecting our results in the quarter was an increase in the provision for policy and contract claims.  The increase in the claims provision ratio was primarily due to upward development of the 2005 policy year and an increase in the initial claims rate for the 2007 policy year from 6 percent to 6.4 percent.  On a title claims reserve liability to title claims paid basis, we maintain an industry conservative 5.5 times ratio.

We conducted our annual assessment of goodwill as of October 1, 2007, reviewed by an independent valuation firm, and no impairment was indicated.  Our book value per share is $79.15.

During the third quarter of 2007, we repurchased 919,500 shares of our stock for $44.9 million at an average cost of $48.81 per share.  This represents 5 and a half percent of our outstanding shares as of June 30, 2007.  This year, we have invested nearly $127 million repurchasing approximately 2 million shares, or 11 percent of total shares outstanding as of the beginning of the year.  At our current depressed share price, we continue to view share repurchases as an attractive use of our excess cash on a risk-adjusted return basis.

In the regulatory arena, the California Commissioner of Insurance agreed to propose substantial changes to the information collection regulations to simplify them and minimize compliance costs, including delaying the effective dates by one year.

Further, the Commissioner has committed to (i) eliminate the interim rate reduction if the industry helps the California Department of Insurance obtain an affirmative method to enforce the information collection and (ii) eliminate the maximum rate formula if the industry works with the department to enact substantive alternate reforms.

This is an encouraging development and we look forward to continue to work with the Commissioner to advance resolution.

        LANDAMERICA FINANCIAL GROUP, INC.

        THIRD QUARTER 2007 EARNINGS CALL TRANSCRIPT

        October 31, 2007

Now I’d like to turn the call over to Bill to review our financial results.

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Thank you, Ted.  We reported a net loss in third quarter 2007 of $(20.8) million, or $(1.28) per diluted share compared to net income in third quarter 2006 of $15.2 million, or $0.89 per diluted share.  As Ted indicated, results for the third quarter 2007 reflected the sharp decline in residential mortgage originations and an increase in the claims provision, offset in part by strong results from our commercial operations.

In addition, we had some items that impacted the comparability of operating income quarter-over-quarter, so I will summarize those items before we move on to the segment results.  During third quarter 2006, we completed the merger with Capital Title Group, which has been integrated into the title operations and lender services segments as of the merger date, September 8, 2006.  While Capital Title results are fully reflected in the third quarter and first nine months of 2007, Capital Title results are only reflected in the month of September for the third quarter and first nine months of 2006.  As of the end of third quarter 2007, we successfully achieved annualized gross pretax cost savings of approximately $16 million in conjunction with the integration of Capital Title.  With our integration efforts complete, this will be our final update.

In third quarter 2007, we incurred pretax incremental severance and lease termination costs of approximately $8 million primarily related to our previously announced cost reduction program and we also accrued $10 million for two class action lawsuits.  Additionally, we received approximately $12 million for the settlement from the Mercury lawsuit, which is reflected as a reduction of expenses.

Turning now to third quarter results, starting with our largest segment, operating revenue for title operations was $770.9 million in third quarter 2007, a decrease of 10.9 percent from third quarter 2006.  This decrease was primarily due to further deterioration in the residential real estate market and was offset, in part, by additional revenue from our merger with Capital Title and strong revenue from our commercial operations.

Direct orders opened, a metric we use to determine the relative strength of future residential volume, were approximately 233,200 for third quarter 2007 compared to approximately 266,900 for third quarter 2006, or a decrease of 12.6 percent.  Direct orders opened slipped almost 20 percent from August to September 2007.

This decrease was primarily due to the fact that there are 19 working days in September versus 23 working days in August.  Orders closed in the third quarter were only 57 percent of orders opened in the second quarter.  This closing ratio would typically be about 70 percent.

From a mix perspective, agency revenue was 57.6 percent of the total operating revenue, a decrease from 58.2 percent in last year’s third quarter.  Direct revenue was 42.4 percent of the total and represented an increase from 41.8 percent from the prior year’s third quarter.  This mix shift was, in part, due to the inclusion of Capital Title whose business is all direct.

        LANDAMERICA FINANCIAL GROUP, INC.

        THIRD QUARTER 2007 EARNINGS CALL TRANSCRIPT

        October 31, 2007

Direct revenue from our commercial title operations was $103.1 million in third quarter 2007 compared to $85.7 million in third quarter 2006, an increase of 20.3 percent.  Although quarter-over-quarter results remained strong, this growth rate is likely not sustainable.

The claims provision, as a percentage of operating revenue for title operations, was 9.9 percent in third quarter 2007 compared to 8 percent in third quarter 2006.

Each quarter we review our expected ultimate loss exposure based on a number of factors including our actual payment experience versus the historical and expected experience of claims payments and make reserve adjustments as we deem necessary.  During third quarter 2006 we saw upward development for policy years 2001 through 2005, and during second quarter 2007 we saw upward development in policy years 2004 through 2006.  During third quarter 2007, we experienced upward development mostly for the 2005 policy year.

As a result, we have increased our expected ultimate loss ratio for the 2005 policy year to 7 percent.  In addition, based on the challenging operating environment, which typically causes upward pressure on claims, we adjusted our expected loss ratio for the 2007 policy year from 6 percent to a more conservative 6.4 percent during third quarter 2007.

Personnel costs in the title operations segment were $222.1 million in third quarter 2007, a reduction of 5.2 percent from third quarter 2006.  One of the ways we are managing costs is through headcount reductions.

In August, we committed to reducing headcount by 1,100 FTEs during second half 2007.  We have already exceeded this commitment by reducing headcounts by 1,200 FTEs during the third quarter.  Most of these reductions in headcount occurred in the residential and lender services groups which are the areas most affected by the decline in mortgage originations.  The results of our cost reduction efforts are showing in our results.  Compared to fourth quarter 2006, which included the results of Capital Title for a full quarter, personnel costs are down by an annualized rate of about $260 million.

In addition, because our recent actions occurred throughout the months of August and September, we expect to see additional benefits come through during fourth quarter 2007.  Also, as Ted mentioned, our FTE reductions have continued into the fourth quarter.

Other expenses in the title operations increased 1.6 percent in third quarter 2007 from third quarter 2006.  Compared to fourth quarter 2006, other expenses are down by an annualized run rate of about $110 million.  The results of our cost reduction efforts are showing here as well.  Again, because the office consolidations occurred during the third quarter, we expect to see additional benefits in fourth quarter 2007.

Pretax earnings for title operations for third quarter 2007 were $1.2 million compared to $48.4 million for third quarter 2006.  Again, the compression in pretax earnings reflects the sharp decline in the residential real estate market and the increase in our claims provision.

        LANDAMERICA FINANCIAL GROUP, INC.

        THIRD QUARTER 2007 EARNINGS CALL TRANSCRIPT

        October 31, 2007

Turning to our lender services segment, operating revenue was $67.3 million in third quarter 2007 compared to $59.6 million in third quarter 2006, an increase of 12.9 percent.  Improvement in the revenue was due to incremental business from the merger with Capital Title and growth in default management services.

These increases were offset in part by lower volumes in certain product lines in the loan servicing business and in the mortgage origination business due to deterioration in the residential real estate market.

Personnel costs for lender services for third quarter 2007 are showing an annualized run rate reduction of about $10 million, compared to fourth quarter 2006.

In third quarter 2007, the lender services segment had a pretax loss of $(2.7) million compared to pretax earnings of $3.4 million in third quarter 2006.  The decrease in pretax earnings year-over-year was due to lower volume in the mortgage origination business and increased costs associated with investments in technology.

Looking to the businesses within the corporate and other segment, operating revenue increased by $6.4 million, or 21.9 percent, in third quarter 2007 over third quarter 2006.  This increase was mostly due to our commercial assessment and valuation operations which had revenue of $23.4 million in third quarter 2007 compared to $15.7 million in third quarter 2006, an increase of 49 percent.  In addition, our Financial Services segment contributed $4.0 million to pretax earnings in third quarter 2007.

Let’s move now to some balance sheet and cash flow highlights.  Cash and investments were $1.5 billion, our claims reserve increased to $862.2 million, and shareholders’ equity was approximately $1.3 billion.  Book value per share at the end of the quarter was $79.15.

In October 2007, we prepaid all of our outstanding Senior Notes - Series B, due in 2008, and all of our outstanding Senior Notes - Series C, due in 2011, by drawing down on our 2006 revolver.  We exercised our option to prepay the Senior Notes to enhance our financial flexibility, including lowering our current interest rate by almost 200 basis points.  At September 30, 2007, we have notes payable of $586.7 million, of which $240 million is convertible into shares of our common stock.

For the first nine months of 2007, we have generated $84 million of cash flow from operations compared to $122.9 million for the same period in 2006.  The decrease primarily reflects lower net income.

This concludes our prepared remarks and at this time, we would like to open the call to your questions.